Exhibit 99.1

Carriage Services Announces Closing of Senior Notes Offering and New Intrinsic Value Roughly Right Range

HOUSTON, May 13, 2021 (GLOBE NEWSWIRE) — Carriage Services, Inc. (NYSE: CSV) (“Carriage Services” or the “Company”). Mel Payne, Chairman and CEO issued the following statement:

I have been waiting almost thirty years to write a press release like this one. Everything from this point on should be considered my personal yet educated opinion about various aspects of Carriage and “Mr. Market,” the famous allegory created by investor Benjamin Graham to describe what he believed were the irrational or contradictory traits of the stock market and the risk of following groupthink. Mr. Market was first introduced in his 1949 book, The Intelligent Investor, and its most famous practitioner is Warren Buffett. My favorite book on investing and human nature remains, “Seeking Wisdom: From Darwin to Munger,” written by the Swedish investor Peter Bevelin in 2005, who observed and studied the philosophy of Charlie Munger and concluded that his “simplicity and clarity of thought” was unequal to anything Bevelin had seen before.

This press release should be considered the second extension to my recent 50 Page Shareholder Letter titled, “A TALE OF HIGH PERFORMANCE TRANSFORMATION,” following the first extension which was our record first quarter earnings release on April 21, 2021. The story of Carriage’s transformation since September 12, 2018 is now complete, and this press release will lay out the last chapter of our transformation related to capital allocation priorities and current intrinsic value of our shares with selective data and hopefully entertaining and colorful narrative, in the following sections:

I.	The Current Nature of Carriage

As my wife and I were returning to Houston from Brooklyn (Williamsburg) this past Sunday from three days of celebrating our son Preston’s 35th Birthday with his sister and many friends at a rooftop party on Saturday night, I was catching up on my reading and came across an article in Barron’s on Page 24 that featured an interview with Larry Puglia, the retiring Manager after 28 years of T. Rowe Price Blue Chip Growth Fund. As a self-taught professional equity investor and Chief Investment Officer of our preneed trust funds since October 14, 2008 (see Sections II, Pages 20-22, and IX, Pages 36-40 in my 2020 Shareholder Letter), I was immediately struck by the headline, “How to Top The S&P for 28 Years.”

The headline reminded me of a similar but even higher performance beating The S&P 500 Index from 1991 to 2005 by Bill Miller when he was Portfolio Manager of the Legg Mason Capital Management Value Trust. Unfortunately, Bill subsequently got clobbered with huge losses when he doubled down on various financial stocks in the 2008/2009 financial sector crisis and crash. The headline also brought to mind Foster Friess of Friess Associates, who had an incredible run of over 20% annual returns during the decade of the 80’s and into the 90’s as Manager of the Brandywine Fund, who in 1999 was called by CNBC as one of the century’s greatest investors. There have been many other master investors that I have studied over the last thirty years, but Larry’s interview with Barron’s was custom made for this release.

During Larry Puglia’s 28 years at the helm of one of the flagship funds at T. Rowe Price, the $102 billion T. Rowe Price Blue Chip Growth Fund at April 30th had returned an annualized 12.2% versus 10.5% for the S&P 500. The first question to Larry from Barron’s was: “What led to your outperformance?” Larry’s answer below serves as a summary version of my view of the “Current Nature of Carriage:”

“A few things. First, a focus on quality franchises with durable compounding of earnings and, especially, free cash flow. Second, one of the frameworks we use to examine companies is [Harvard Business School Professor Michael] Porter’s concept of sustainable competitive advantage. The framework – looking for an industry or company with high barriers to entry, low threat of substitute products, and power vis-à-vis its suppliers and customers – really appealed to me and was utilized extensively.

Third, we had a focus on [corporate] management and how well they were allocating capital. Capital allocation is extraordinarily important, because if you’re investing in companies that have superior free cash flow, but management doesn’t know how to reinvest it wisely, it’s like a fast ship without a rudder; it will soon run aground.”

Barron’s: “Free cash flow is at the core of your strategy. Why?” Larry: “It’s the discretionary cash that a company has available to fund its growth. Return on equity is a book measure. Book earnings and accounting results in general are more subject to manipulation. Free cash flow is much more difficult to manipulate. If you have early-stage or rapidly growing companies that are throwing off a lot of free cash flow, that means they have tremendous flexibility to fund their growth. Many of our companies have free cash flow equal to or greater than their net income.”

Larry’s answers to these two questions are 100% on target as to the current nature of Carriage, which was explained in Section XI of my 2020 Shareholder Letter titled Observations about 2020 and the Evolution of our Standards Operating Model (p. 42–44). And a significant part of our Recurring Free Cash Flow over the next five years is a result of our superior track record in managing our preneed trust funds since October 14, 2008, whose twelve plus years of annualized returns were 14.4% through March 31st (220 basis points higher than Larry’s), made even more remarkable because of our heavy asset allocation of 60% plus or minus most of the time to fixed income securities (98% High Yield but NO JUNK)!

I am formally commenting for the first time in this release on our recent highly successful $400 million bond refinancing, inasmuch as the transaction closing was today. Our new eight year 4.25% senior unsecured notes will save $9.5 million in annual cash interest costs equal to about 36 cents per share or 3 cents each month, plus about $400,000 of annual cash interest cost savings from lower pricing on the approximately $55 million outstanding borrowings on our new Five Year Bank Revolving Credit Facility led by Bank of America. So on a Proforma basis assuming our refinancing was effective December 31, 2020, our Adjusted Proforma Net Income for first quarter 2021 would have been approximately $16.4 million, our Adjusted Proforma EPS approximately $0.90 per share and Free Cash Flow approximately $27.2 million, or 60% higher than our accounting “book” earnings.

From this point forward, Free Cash Flow Equity Yield will be a valuation metric we publish and use for purposes of determining Carriage’s intrinsic value by using a normalized Recurring Free Cash Flow (FCF) Equity Yield compared to our new lower cost of capital of about 6.4%, down about 1.0% from 7.4% before our refinancing.

I will take this announcement opportunity to also express to outsiders who might be interested in Carriage for any one of a variety of reasons what our new low cost balance sheet means for the future of Carriage, especially timely and relevant as we approach the 30th Anniversary of the founding of Carriage Services on June 1, 1991. We will host a conference call tomorrow morning at 9:30 AM Central to take questions about any content in this release, especially related to our current equity valuation compared to my view of our intrinsic value, as well as our future value creation capital allocation strategies and priorities over the next eight year term of our new senior notes.

I will communicate in this press release using the same language and (hopefully) witty style that I do internally, more along the lines of a combination of the blunt, politically incorrect Charlie Munger (97 years) and his wonderfully wise and insightful younger partner Warren Buffett (90 years), with a loving touch of Alan Abelson here and there (I miss his amazingly witty and clever financial journalism as writer for Barron’s Up and Down Wall Street column). In fact, I’m reminded of “Snowball,” the authorized autobiography of Warren Buffett’s life, and one page in the chapter “Warren, What’s Wrong,” where he talks about the concept of a person living their life with either an “Inner or Outer Scorecard” (and person by person varying degrees of each).

Warren says on this page that, “The big question about how people behave is whether they’ve got an Inner Scorecard or an Outer Scorecard. It helps if you can be satisfied with an Inner Scorecard . . . Now my dad: he was a hundred percent Inner Scorecard guy. He was really a maverick. But he wasn’t a maverick for the sake of being a maverick. He just didn’t care what other people thought. My dad taught me how life should be lived.”

I have used this page often to mentor and teach Carriage Leaders as well as my two grown children, always coaching them to be mindful of doing the right thing in every situation regardless of what others might tell you to do or think of you for not doing it. I always say that following your own often very lonely path can be a scary journey with no guarantee of happy outcomes, but can also lead to unimaginable achievements and a life full of joy and meaning. I then show whoever I’m mentoring my editorialized version of this page on living life with an Inner Scorecard rather than an Outer Scorecard, dated October 1, 2014 with this handwritten note:

“I finally arrived here (don’t care what other people think) rather late in life and am a                better person and leader because of this confidence in my self-identity!”

I am extraordinarily proud to announce that, only 18 days from today on June 1, 2021, Carriage will celebrate its 30th year anniversary from its founding on June 1, 1991 by me and three other co-founders. But it was my idea from the beginning, as the three co-founders dropped off the journey in the 2000/2001 timeframe when the going got tough and I had to jump in my foxhole and fight for my and Carriage’s financial survival after our shares collapsed in early 1999 from $29.25 to $1.00 in August 2000. My thinking then and now was that at $29.25 it didn’t seem real and therefore wouldn’t last (read my 2016 Shareholder Letter: IT WASN’T! AND DIDN’T!), whereas at $1.00 I said I was excited rather than depressed because our share price could only fall another dollar! But the first $28.25 plunge was painful (margin calls, etc.), humiliating and indeed way beyond humbling!

I remember well the first small equity deathcare conference held in New York toward the end of 2003 when the sector was showing early signs of recovery after five years of restructuring and deleveraging after the bank loan leveraged acquisition mania of the 1990’s (consolidation of ANY BUSINESS at ANY PRICE!). I showed a slide of Carriage’s revenue growth and Free Cash Flow during the peak acquisition mania period by year from 1996 to 2003, which reflected that our Free Cash Flow was a “peak negative” $10 million in 1998 as our share price was peaking at its high of $29 per share. The host sell side equity analyst for this small regional firm was shocked and said, “I didn’t know that! I was focused on Proforma Acquisitions EPS!” That’s because the 10-12 sell side analysts for the 5 domestic public companies in our sector and their GARP (Growth At A Ridiculous Price) equity money managers were valuing each company based on Proforma EPS related to the next year’s “Budget for Acquisition Spending!” CRAZY? YOU BET! Bubbles always look crazy in hindsight.

Over the last twenty years Carriage has been gradually rebuilt into what I now refer to as a “High Performance Culture Company” that just happens to be in the funeral and cemetery industry. My original idea was not to be the biggest (Service Corporation International pioneered consolidation in our industry starting in the early 60’s, and long ago achieved that pinnacle of success) but to become the best. So I will now declare proudly that we have achieved my definition of Being The Best, which is the “Highest Recurring Free Cash Flow per dollar of revenue and per common share” in the sixty year history of deathcare consolidation. THAT WASN’T EASY!

Carriage has evolved into a highly sophisticated framework of three core models with many correlating linkages since 2003, and transformed itself over the last two and one half years into a superior Free Cash Flow Value Creation Platform for operating and consolidating the highly fragmented funeral and cemetery industries, “A Tale of High Performance Transformation” that was comprehensively covered in my recent 50 page 2020 Shareholder Letter.

Carriage has emerged from this TRANSFORMATION, which was accelerated by the COVID-19 Pandemic, as a “GROWN UP HIGH PERFORMANCE RECURRING FREE CASH FLOW MACHINE!” And we believe our common shares are DEEP CHEAP!    My opinion is that the current range of intrinsic value is as follows:

CSV Intrinsic Value Roughly Right Range: $50 to $60 Per Share

The balance of this press release will be dedicated to why I view our intrinsic value so much higher than the historical price of our shares including the current price of $36.58, as well as the specific valuation methodology and reasoning behind this choice for determining intrinsic value compared to other valuation methodologies.

II.	Service Corporation International – Thank You.

I will try to explain just how cheap our shares are relative to the only comparable benchmark in our sector, Service Corporation International (SCI), whose Founder and Visionary Pioneer is Bob Waltrip, a dear friend of mine, and whose management team led by Tom Ryan since 2005 has done a magnificent job of restoring credibility to both our debt and equity securities as great investments. Shown below is a section (not the best one or the funniest, but very true and relevant) of a congratulatory email I sent to Tom, Bob and the SCI Management Team after their recent “blowout first quarter performance.”

“Tom, you and your team have done a wonderful job restoring credibility to our industry as an equity investment opportunity based on large and increasing cash earnings with minimal downside and large upside over five to ten year timeframes. Your capital deployment history since you acquired Alderwoods in November 2006 tells an amazing story of shrinking the supply of common equity shares available publicly in our sector by a huge percentage as you acquired Alderwoods, Keystone and then Stewart Enterprises, all while simultaneously shrinking your outstanding shares by another huge percentage from repeated share repurchase programs. WOW what an amazing industry, and great long term execution by (you and your team).    Now you have set a great valuation tone and level for our “shrunken” equity sector and a standard for me and my team to attempt to achieve over the next several years.”

III.	The story of Carriage’s $400 million Bond Refinancing.

Bank of America’s High Yield Sales Organization made a compelling case with a specific game plan that they could lead our refinancing of $400 million 6.625% Senior Notes maturing 2026 and deliver the best execution. In my previously issued 50 Page Shareholder Letter titled, “A TALE OF HIGH PERFORMANCE TRANSFORMATION,” I comprehensively explained with both high performance data and interpretive narratives in eleven different sections how our credit profile had amazingly transformed in only 15 months from a Proforma Total Debt to EBITDA Ratio of 6.0 times at the beginning of 2020 to only 3.8 times at March 31, 2021.

My charge to the Bank of America team was simple: With my five years of private placement experience with The Prudential from 1971-1976, who were the masters of the universe in that era in “High Yield” lending to growing private companies (NO JUNK NOWHERE AT NO TIME!) before Michael Milken pioneered the concept for public companies in the 1980’s; followed by five years of large, complex international and domestic credit lending as head of the Chemical Division of Texas Commerce Bank, which was one of two Triple A Banks in the U.S. when I left to pursue an entrepreneurial career at the end of 1980: “Just get me and Ben in front of the sharpest bond minds managing the largest pools of bond money in the world, and we will do the rest!”

We launched our new bond issue offering on Monday morning, April 26th, first at 9:00 AM with a conference call presentation to the Bank of America Sales Teams followed by a global call with interested money managers, where more than 100 people from some of the largest pools of bond capital globally participated, many of which then scheduled one on one virtual meetings of one hour each with Ben and me over the next three days.

In my previously issued Shareholder Letter, I had addressed the sustainability of our Recurring Free Cash Flow after COVID normalization of death rates at some point as well as the maintenance of a strong credit profile with a more consistent and lower Total Debt to EBITDA Leverage Ratio of 4 times or less in the future versus much of the past thirty years, and I had anticipated questions from investors aboutwhether I might lever up the balance sheet again to make a large acquisition or series of acquisitions like we did in the last quarter of 2019.

From a big picture perspective, I believe there was a prior perception by some bond investors, but especially credit rating agencies, that there was an inevitable conflict between equity investors and debt investors related to leverage policy and capital allocation. They believed that higher leverage ratios of 4 times to 6 times to facilitate a more aggressive acquisition pace was “equity friendly,” while a more conservative debt ratio policy of 4 times or less together with a flexible and balanced capital allocation policy was “debt friendly.” My answers to this angle of questioning was clear and compelling to EVERY BOND PROFESSIONAL: NO MORE HIGH LEVERAGE!

At the end of the second day of one-on-one calls on Tuesday, April 27th, Bank of America indicated that there was strong demand for our bonds, yet we still had calls with some of the largest bond firms on Wednesday. That was when I knew that we could likely achieve my pre-offering goal of demand orders in the range of $2.0 billion to $2.4 billion for our issue of $400 million, a demand to supply multiple of 5 to 6 times. That was my definition of success and acknowledgement that our TRANSFORMATION was complete, just as I had publicly explained to both equity and debt investors all through 2020 in our earnings releases dated February 19, 2020, May 19, 2020, July 28, 2020, October 27, 2020 and February 21, 2021, and particularly in my Shareholder Letter and First Quarter 2021 Earnings Release dated April 21, 2021.

The strong order momentum and demand for the senior notes resulted in a coupon of 4.25% or 276 basis points over eight year treasuries, which were yielding 1.49% on Thursday, April 29th. The order book consisted of a number of long term holders of our existing notes and I would like to thank them for their continued support of Carriage. I will explain how this pricing on our new senior notes offering relates to my opinion on the intrinsic value of our common shares in Section V of this release.

I would like to thank the entire syndicate of underwriters for our success with this bond offering, but especially the two High Performance Bank of America Superstars of Jae Lee and Tom Kruse, who did everything I asked of them and more (never easy, always hard), along with the many Carriage leaders and our supporting legal and accounting partners at Porter and Hedges and Grant Thornton.

IV.	SCI versus CSV Carriage “Tom Brady” Bond Valuation Comparison

Before getting to a comparison of SCI versus CSV equity valuations using 3 different methodologies, it is very instructive to first look at relative bond valuations and risk premiums on SCI debt compared to our new bond deal over so called “risk free treasuries.” Warren, Charlie and I all agree that “risk free” is a STUPID Way of thinking about Treasury Debt, but financial journalism is not what it used to be with Alan Abelson!

With my twenty year background in credit analysis, debt investing and restructuring and turning around troubled companies before co-founding Carriage, I have always found high yield investors committing unsecured eight to ten year money with light restrictive covenants to be much more analytical and astute as to determining the cash earning power of a company with less emphasis on accounting metrics such as EPS, as well as Free Cash Flow sustainability and resilience through adverse economic and financial environments and cycles. This long press release is certainly aimed at equity investors and not at bond investors in an attempt at closing the Recurring Free Cash Flow Savvy Gap, a “precedent learning” required to understand our admittedly biased view of intrinsic value of our company.

Shown below are the current yields on the two most recent SCI ten year bond issues, including the most recent $800 million 4.0% Ten Year Senior Notes Offering that priced this past Monday, May 10, 2021, at 240 basis points over ten year treasuries of 1.60%.

Issuer	CSV	SCI	SCI	SCI
Issue Date	29-Apr-21	10-May-21	3-Aug-20	7-May-19
Maturity	15-May-29	15-May-31	15-Aug-30	1-Jun-29
Amount Issued ($ millions)	$400	$800	$850	$750
Sr. Unsecured Bond Ratings (S&P / MDY)	B+ / B2	BB / Ba3	BB / Ba3	BB / Ba3
Issue Spread vs Treasury	T+276	T+240	T+281	T+267
Coupon	4.25%	4.00%	3.375%	5.125%
Price ($) as of 5/12/2021*	$100.0	$99.8	$97.3	$107.5
Yield to Maturity as of 5/12/2021*	4.3%	4.0%	3.7%	4.0%

*	Source: Bloomberg—Based on last trade above $250k posed on 5/12/2021

Without exception on our virtual one-on-one calls with bond investors over the three full days of our presentations, each wanted to better understand the “Normalized and Sustainable Free Cash Flow and Consolidated EBITDA Profile” of Carriage after whatever COVID performance lift has dissipated or disappeared altogether. In other words, they asked about the same skeptical ideas and concepts that we get asked by equity investors but which are most assuredly not part of the High Performance Culture Language at Carriage, such as the predictive performance impact of pull forward higher funeral volumes from the future now, push forward funeral volumes lower later and for longer, together with company performance, etc.

My answer was apparently compelling: Virtually all the COVID-19 lift has been in our Same Store Funeral Segment in the 12 months ending March 31, 2021, as Same Store Revenue was up approximately $10.0 million and Field EBITDA approximately $7.8 million, plus a much smaller lift in the At-need Cemetery subsection of our Same Store Cemetery Section of approximately $1.2 million revenue and $1.0 million Field EBITDA. Every other Section (Acquisition Funeral, Same Store and Acquisition Preneed Cemetery, Financial) was negatively correlated to COVID-19 (Preneed Cemetery Property Sales a lot), yet have been trending up materially since mid-2020 with total performance momentum continuing into our first quarter and April.

Our funeral volumes have been quickly normalizing in our Eastern and Central Regions (not yet in California), yet both burial and cremation averages have been rapidly increasing, more than offsetting revenue lost to volume declines. We will show a very transparent set of Five Quarter Trend Data when we report our second quarter performance, along with monthly Same Store Funeral volume and revenue average trends together with revenue variances caused by each, just as we did in our first quarter release. In fact, I don’t know another public company that reports its performance data with such transparency as we do, which should have been a confidence and reputation builder throughout such an extremely uncertain health and economic period that we have experienced since the beginning of the Coronavirus Pandemic began in March 2020.

So even if you subtracted an assumed $8.8 million of Field EBITDA and pretax Free Cash Flow related to COVID-19 lift from our TRANSFORMATIVE HIGH PERFORMANCE over the last twelve months ending March 31st, we would still have achieved Adjusted Consolidated EBITDA of $108.7 million and estimated Free Cash Flow of $75.7 million. We remain highly confident that we will achieve our updated Two Year Scenario ending 2022 and Rolling Four Quarter Outlook ending March 31, 2022, which reflects Total Revenue of $340-$350 million, Adjusted Consolidated EBITDA of $112 million to $118 million, Adjusted Diluted EPS of $2.45—$2.55 and Adjusted Free Cash Flow of $70 million to $74 million, none of which reflects any performance contribution from how we allocate our Free Cash Flow over the next year or indeed over the full eight year maturity of our new 4.25% senior notes.

V. SCI versus CSV “Rodney Dangerfield” Equity Valuation Comparison

Shown below are selective public data profiles of both SCI and CSV, as of May 12, 2021.

(in millions, except Share Price, Margins and Yield)	SCI	CSV
Shares Outstanding	170.0	18.2
Current Share Price	$53.85	$36.58
Equity Market Value	$9,155	$666
Total Debt	$3,656	$469
Enterprise Value	$12,811	$1,135

Estimated	2021	2022	AVG 21/22	2021	2022	AVG 21/22
Adjusted Diluted EPS	$2.89	$2.62	$2.76	$2.50	$2.70	$2.60
Price to EPS	18.6x	20.6x	19.5x	14.6x	13.5x	14.1x

Adjusted Consolidated EBITDA	$1,086	$1,013	$1,050	$115	$119	$117
Adjusted Consolidated EBITDA Margin	30.9%	30.1%	30.5%	32.5%	33.0%	32.75%
Enterprise Value/Adjusted Consolidated EBITDA	11.8x	12.6x	12.2x	9.9x	9.5x	9.7x

Adjusted Free Cash Flow	$530	$505	$518	$72	$76	$74
Adjusted Free Cash Flow Margin	15.1%	15.0%	15.1%	20.3%	21.1%	20.7%
Adjusted Free Cash Flow Equity Yield	5.8%	5.5%	5.7%	10.8%	11.4%	11.1%

The table above references Non-GAAP measures which are defined later in this press release under the section titled Non-GAAP Financial Measures.

The above table reflects a very strong view by Mr. Equity Market of the benefit of being a long term shareholder of SCI, a view we wholeheartedly agree with as I stated earlier in this release. If anything in the future might change Mr. Market’s view of SCI’s equity value, it would be to a materially higher level based on an expansion of its performance valuation multiples as the large and generally increasingly unhealthy population of baby boomers begins to die and pushes up death rates for the next 20 to 30 years (note the 40% to 50% of COVID-19 deaths either directly or indirectly traceable to nursing homes and assisted living facilities).

It is also not yet clear scientifically whether or not COVID will become an endemic virus that constantly adapts to various vaccine booster shots on an annual basis much like the flu, which would regrettably add incremental annual deaths to normalized future death rate trends whatever they would have been without the element of Coronavirus.

On the other hand, the 3 different valuation methodologies reflect a very weak view of the benefits of being a shareholder of Carriage relative to SCI, even though we show a slight increase in 2022 in all of our performance metrics over 2021 with its COVID performance lift, while SCI shows a slight decrease year over year. All our valuation multiples are materially lower but vary significantly depending on the valuation methodology. Shown below are the degrees to which CSV shares are undervalued relative to SCI using the average performance metric multiple for 2021 and 2022 of SCI applied to Carriage’s average performance metric for 2021 and 2022.

•	CSV Average EPS of $2.60 times SCI Average EPS Multiple of 19.5 equals CSV price of $50.70 per share;

•

CSV Average EBITDA of $117 million times SCI Average EV/EBITDA Multiple of 12.2 equals CSV EV of $1,427 million, less $465 million CSV debt, equals $962 million CSV Equity Market Value divided by 18.2 million shares equals CSV price of $52.86 per share;

•	CSV Average Adjusted Free Cash Flow of $74 million divided by SCI’s Average Free Cash Flow Equity Yield of 5.7% equals CSV price of $71.33.

CSV’s current price of $36.58 is therefore trading at a 27.8% discount to the Proforma CSV price using SCI’s P/E Multiple applied to CSV accounting earnings of EPS, by 30.8% using a blended accounting/cash earnings (EBITDA before capital structure cash costs) of EV/EBITDA, and by 48.3% using our preferred methodology of Free Cash Flow Equity Yield.

With our senior notes refinancing now completed, we have lowered our cost of capital by about a full percentage point to 6.4%, the lowest by far in our 30 year history. We most assuredly do not yet deserve to have as low a cost of capital as SCI, nor do we need to for superior long term compounded shareholder returns, so using a “Roughly Right Range” of Free Cash Flow discount rates of 6.4% to 7.4% applied to our 2021/2022 Average Free Cash Flow of $74 million yields a current price range for intrinsic value per share over the next twelve months of $54.95 to $63.53. We round down to determine our current “Roughly Right Range” of Intrinsic Value of $50 to $60 per share. That was easy!

Looked at another way, our new bondholders were sent a pre-offering notice by our Bank of America team on a “no company name basis” that Carriage was coming to market with an offering code-named (my idea) “The Brady Project.” Yep, that Tom Brady, the GOAT Quarterback of the Super Bowl winning Tampa Bay Buccaneers. Our bonds got priced at the GOAT Brady Price, only 276 basis points (risk premium) over eight year treasuries and 50 basis points (CSV risk premium adjusted for ten years) over the ten year risk premium of 240 basis points on SCI’s $800 million 4.0% senior notes offering priced on Monday of this week. So if the smartest bond investors price so little risk premium into our eight year senior notes compared to the ten year notes of SCI, why do equity investors currently price into our common shares a risk premium of over 500 basis points in the form of a Free Cash Flow Equity Yield of 10.9% for CSV compared to SCI’s current Free Cash Flow Equity Yield of 5.8%.

Referring back to Benjamin Graham’s wonderful allegory of Mr. Market, we learned that Mr. Market is often identified as having human behavioral manic-depressive characteristics. So we will put our own witty spin on the Mr. Market allegory in explaining the difference in our extremely High Free Cash Flow Equity Yield compared to SCI’s rightfully earned extremely Low Free Cash Flow Equity Yield.

Our current Free Cash Flow Equity Yield of 10.9% “rejects” a Tom Brady pricing view of our common shares and more accurately reflects a Rodney Dangerfield pricing view of our common shares. But we have finally arrived after almost 30 years at a point in the evolution and maturation of Carriage where “We don’t care what Rodney Dangerfield thinks” about the intrinsic value of our shares. Because we know Mr. Rodney Dangerfield Equity Market is “emotional, often irrational, offers transactions that are strictly at our option, is there to serve us and not to guide us, and by being patient will offer us the chance from time to time to buy our shares from him at prices well below what they’re actually worth (intrinsic value).”

Like now, which is why our Board has already authorized $25.6 million in repurchase authority in connection with our Stock Repurchase Program and why we will be in the market to see if Mr. Rodney

Dangerfield Equity Market will sell us some of his shares on the cheap. If so, he will undoubtedly reflect on his dealings with us in a few years and conclude, “No Wonder I don’t get NO RESPECT!”

VI.	The Future: The Best of Times With Everything Before Us

I left the other major question from every major credit investor unanswered as to “meat on the bone” until the end of this release, i.e. will I at any point suddenly re-leverage up our balance sheet to do a large amount of Mergers & Acquisitions activity like at the end of 2019? The answer is NO – BECAUSE WE DON’T NEED TO for the creation of superior compounded shareholder returns over the next eight years.

It was, however, necessary to do so at the end of 2019 to create a Carriage HIGH PERFORMANCE TRANSFORMATION, as I explained on Pages 29 to 33 in Section VI of my Shareholder Letter. But that’s now complete, so doing so again would fall into Charlie Munger’s and my definition of doing “Stupid Stuff!” The very question itself from anyone at this point means they have likely not read my recent Shareholder Letter, or worse don’t believe the high and sustainable performance reality of our transformation since September 12, 2018 that I covered in comprehensive detail with both High Performance Data and interpretive narrative. Otherwise it wouldn’t have taken 50 Pages!

What my Executive Team and I will do is focus on optimizing the Free Cash Flow Value Creation Platform of Carriage with flexible and savvy capital allocation to achieve high relative returns on capital over the next eight years while operating at leverage ratios of 4 times or below.

We have proven beyond a shadow of a doubt that we can handle much more leverage than 4 times, as well as the ability to rapidly deleverage (from 6 times Proforma to 3.8 times in fifteen months), a High Performance Free Cash Flow characteristic that should now lead to an expansion of our valuation multiples. How many companies do you know that can de-lever 2.2 turns in fifteen months out of Free Cash Flow? Let us know because we want to buy their shares for our preneed trust funds!

On Page 10 of my Shareholder Letter under the table of our updated and increased Two Year Scenario ending 2022 (also increased again in our first quarter release dated April 21st on Page 6), I wrote the following paragraph.

“After the planned refinancing of our senior notes on or before June 1, 2021, we will have completely transformed all parts of our company into a sustainable and predictable shareholder value creation platform for the future by savvy, flexible and wise capital allocation to optimize the intrinsic value of each CSV share over time. When we report our full year 2021 performance results in February 2022, hopefully after the tragedy of COVID-19 is behind our country and the world, we will produce another Three Year Roughly Right Scenario for the 2022-2024 timeframe. This time we will also include multiple scenarios relating to various capital allocation assumptions and the application of benchmark valuation methodologies to our increasing performance metrics which will reflect a range of CSV share price levels over the three year period that closely align with the higher 30% to 40% five year compounded CSV share price return categories in our Good To Great II Shareholder Value Creation Incentive Plan.”

I have been surprised and quite disappointed that more equity investors have not been more tuned into the Five Year Good To Great II Shareholder Value Creation Incentive Plan that I created in the midst of the Coronavirus market crash for fifty leaders (10 Standards Council Members) who will get rewarded with appreciated CSV shares based on five year compounded share price levels of 20%, 25%, 30%, 35% and 40% achieved by the end of 2024. I covered this program repeatedly in our quarterly earnings releases starting on May 19, 2020 and my Shareholder Letter, and it was comprehensively explained in our recent proxy statement as well.

Moreover, I recently signed a new seven year employment agreement and told our Board that I only wanted an upfront incentive of 150,000 additional options with an exercise price of $34.79 on the day of Board approval, but which would vest only on price, i.e. 50,000 at $53.39 and 100,000 at $77.34 after the stock has closed at or above that price for three consecutive trading days. So why would I do that? Let me explain.

A.	Capital Allocation Extremes.

Even through our Capital Allocation Program for the next eight years will be flexible, savvy and opportunistic, let’s think together about two different extremes, the first where all Free Cash Flow is allocated to high quality acquisitions, and the second where all Free Cash Flow is allocated to CSV share repurchases.

B.	“Back of the Envelope” Eight Year Free Cash Flow from Existing Portfolio.

Our Rolling Four Quarter Outlook ending March 31, 2022 on Page 6 of our first quarter earnings release reflects an Adjusted Free Cash Flow Range of $70 million to $74 million, increasing slightly in the Two Year Scenario table to $72 million to $76 million in 2022 (assumes no change in tax rates under Biden Administration). So it would seem on the conservative side to assume we would average $75 million of Free Cash Flow over the next eight year term of our senior notes, i.e. a total of $600 million of Free Cash Flow which can be allocated by me and our Executive Team and Board to optimize the intrinsic value of Carriage per share.

C.	100% Capital Allocation to Acquisitions.

One extreme, which I explained to every one-on-one bond candidate, would be to only selectively and steadily by year buy top quality acquisitions, assuming a rule of thumb price multiple of three times revenue. In reality, I’m not sure that after 60 years of consolidation history, we could find quality acquisitions of that amount, especially on a pace that would keep our leverage consistently below 4 times. But theoretically, at the end of eight years we would have acquired $200 million of additional acquisition revenue and grown our current revenue of $350 million to $400 million (less than 2% compound revenue growth rate – NOT A FORECAST – just for glass half empty predictions of the future!). Moreover, there is no credit in this simple back of the envelope view of Carriage for incremental Free Cash Flow that would begin to accrue from any new acquisitions as they were closed and integrated over the eight year timeframe.

Assuming a 35% Consolidated EBITDA Margin on $600 million of revenue at the end of 2029, our Consolidated EBITDA would be $210 million and our Total Debt would still be-HALLELUJAH-stuck at $450 million! Our formerly high Total Debt to EBITDA Ratio (some weak thinkers somewhere said I was not only aggressive but RECKLESS!) would have shrunk from 6 times Proforma at the beginning of 2020 to a measly 2.14 times at the end of 2029! There would likely be a shareholder revolt to kick me out for not using more leverage to optimize our intrinsic value and market price per share! I would vote YES!

Here’s the best part. Without leveraging up our balance sheet, our equity valuation multiples would hopefully begin to expand toward those of SCI today, and hopefully sooner rather than later. Applying a 12 to 13 times EBITDA multiple to $210 million EBITDA at the end of 2029 produces a Total Enterprise Value Range of $2,520 million to $2,730 million, less $455 million of total debt, produces an equity market capitalization range of $2,055 million to $2,265 million. Assuming our outstanding shares rise to approximately 20 million from approximately 18.2 million currently, mostly from “price vested” equity programs for our leadership teams (Good To Great II Shareholder Value Creation Incentive Plan, etc.), the market price per share of Carriage would be in the range of $102.75 to $113.25 per share. In other words, Mr. Rodney Dangerfield Equity Market by then would have sold all his shares to Mr. Tom Brady, the Greatest Of All Time Investors!

D.	100% Capital Allocation to Share Repurchases.

The other extreme option for capital allocation would be share repurchases. Assuming the current Mr. Market Rodney Dangerfield Equity Price of $36.58 remains the price over the next eight years (a good reason he will continue to get NO RIP RESPECT), then we could repurchase 16.4 million shares for $600 million equal to 90% of the current 18.2 million shares outstanding, of which about 12% to 13% are held by insiders, including about 10% by me, my wife and two adult children!

Now seriously, savvy equity investors out there in the real world, wouldn’t you want to own a (large) piece of a company that could theoretically go private in eight years at current prices?!?

P.S. Confidential message to private equity firms: NO WAY because you would make us repeat all the “stupid stuff” we did in the 90’s!

VII.	What it all Means and Why It Matters.

This has already been a long press release about A TALE OF HIGH PERFORMANCE TRANSFORMATION, so I will end with a wonderful email about the Carriage Good To Great Flywheel (Page 41 to 42 of my Shareholder Letter) that I recently received from Doug Reinke. Doug became Managing Partner of Dakan Funeral Home in Caldwell, Idaho in the Boise area when we acquired the business twenty-five years ago in June 1996, two months before our IPO in August 1996.

Dear Mel,

When I was a boy growing up on the family farm in the pheasant capital of the world, Gooding, Idaho, one of my memories is of my father bailing hay with an international Harvester baler. Aside from a very loud engine, the energy needed to slam the plunger into the bale chamber to make the hay bales came from the inertia of a flywheel mounted on the side of the machine. The flywheel weighed several hundred pounds, so much so that when it needed to be removed for service, it was certainly a multiple person job.

As I read your shareholder letter and listened to the earnings call yesterday, I had a vivid image come to mind of one of those infrequent times when a shear pin broke on the shaft connecting the flywheel to the plunger. My dad would climb off the tractor, and disengage the drive belt from the engine to the flywheel. Now, unfettered by the belt from the engine, the flywheel seemed to increase momentum for a time. The flywheel, so perfectly balanced, would spin at an incredible rate of speed and the only thing to do was watch and wait for it to stop on its own.

Over the past 25 years, I have participated in the ESPP and have NEVER sold a share. I have not given the accounts much attention, just check in on them from time to time so to speak. So yesterday after listening to the call and reading your letter, I opened the account for the first time in a while to check on how things were going. I knew what the share price had been doing but I can’t even tell you how many shares I have. You have always said don’t sell, so I haven’t. So I opened the account(s) and I’m looking at the balances in the hundreds of thousands of dollars.

Mel, congratulations to you and the executive team on building a perfectly balanced flywheel and . . .

Thank you.

Sincerely

Doug

Doug, thank you for your inspiring message to me and the Carriage Leadership Team. I am proud to let the whole world know that you are the only leader of Carriage to ever climb a mountain and plant a Carriage Flag on the peak.

Just know that the leadership team and I are working for you in your well-deserved retirement, so NEVER SELL YOUR SHARES!!!

Mel

NON-GAAP FINANCIAL MEASURES

This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.

Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.

The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.

•

Special items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. Special Items are typically taxed at the federal statutory rate or the net operating tax rate in effect during the period.

•

Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for special items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.

•	Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.

•	Adjusted Free Cash Flow is defined as cash flow provided by operating activities, adjusted by special items as deemed necessary, less cash for maintenance capital expenditures.

•	Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.

•

Adjusted Free Cash Flow Equity Yield is defined as Adjusted Free Cash Flow divided by Equity Market Value. Equity Market Value or Market Capitalization is our shares outstanding multiplied by our closing share price on May 12, 2021.

•	Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for special items.

•	Total Debt is defined as indebtedness under our bank credit facility, Senior Notes due 2029, acquisition debt and finance leases.

Reconciliation of Non-GAAP Financial Measures:

Reconciliation of Performance Scenarios (estimated years ended December 31, 2021 and 2022).

Earlier in this press release, we present Performance Scenarios which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. These are not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time.

Reconciliation of Net Income to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	CSV
	2021E	2022E
Net Income	$43,700	$49,200
Total Tax Expense	19,500	22,000

Pretax Income	$63,200	$71,200
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	24,500	21,000
Depreciation & Amortization, including Non-cash Stock Compensation and Other	24,800	26,800
Net Loss on Divestitures and Impairment Charges	—	—

Consolidated EBITDA	$112,500	$119,000
Special Items	2,500	—

Adjusted Consolidated EBITDA	$115,000	$119,000

Revenue	$354,000	$361,000
Adjusted Consolidated EBITDA Margin	32.5%	33.0%

Reconciliation of Net Income to Adjusted Net Income (in thousands):

	CSV
	2021E	2022E
Net Income	$43,700	$49,200
Special Items	1,800	—

Adjusted Net Income	$45,500	$49,200

Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	CSV
	2021E	2022E
GAAP Diluted Earnings Per Share	$2.40	$2.70
Special Items	0.10	—

Adjusted Diluted Earnings Per Share	$2.50	$2.70

Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow (in thousands), Adjusted Free Cash Flow Margin and Adjusted Free Cash Flow Equity Yield:

	CSV
	2021E	2022E
Cash Flow Provided by Operating Activities	$79,500	$87,000
Cash used for Maintenance Capital Expenditures	(10,000)	(11,000)
Special Items	2,500	—

Adjusted Free Cash Flow	$72,000	$76,000

Revenue	$354,000	$361,000
Adjusted Free Cash Flow Margin	20.3%	21.1%
Equity Market Value (in millions)	$666	$666
Adjusted Free Cash Flow Equity Yield	10.8%	11.4%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, volume, revenue, cash flow, capital allocation, debt levels, interest costs, equity prices, corporate incentive compensation or other financial items; any statements of the plans, timing and objectives of management for acquisition activities; any statements of the plans, strategies and objectives of management for future operations or financing activities; any statements regarding future economic conditions or performance; any statements regarding hypothetical future strategic alternatives for the company; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those made or suggested by the forward-looking statements contained herein include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, and other public filings and press releases, available at www.carriageservices.com. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.